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                                                                    EXHIBIT 12.1



                     CHANCELLOR RADIO BROADCASTING COMPANY



               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                             (DOLLARS IN THOUSANDS)



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
                                                                                   THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                 ---------------------------    ------------------
                                                  1993      1994      1995       1995       1996
                                                 ------    ------    -------    -------    -------
Fixed Charges:
  Interest expense.............................  $  700    $5,021    $17,324    $ 4,114    $ 7,146
  Implicit interest in rent....................      68        76        276         91         35
  Amortization of deferred finance charges.....      --       226        791        201        677
                                                 ------    ------    -------    -------    -------
          Total Fixed Charges..................     768     5,323     18,391      4,406      7,858
  Preferred stock dividends and accretion......      --        --         --         --      1,660
                                                 ------    ------    -------    -------    -------
          Total fixed charges and preferred
            stock dividends and accretion......  $  768    $5,323    $18,391    $ 4,406    $ 9,518
                                                 ======    ======    =======    =======    =======
  Earnings before provision for income taxes
     from continuing operations................  $2,699    $1,876    $(7,731)   $(2,288)   $(4,986)
  Fixed charges................................     768     5,323     18,391      4,406      7,858
                                                 ------    ------    -------    -------    -------
          Earnings, as defined.................  $3,467    $7,199    $10,660    $ 2,118    $ 2,872
                                                 ======    ======    =======    =======    =======
Ratio of earnings to fixed charges.............    4.51      1.35         --         --         --
                                                 ======    ======    =======    =======    =======
Deficiency of earnings to fixed charges and
  preferred stock dividend and accretion
  requirement..................................  $   --    $   --    $ 7,731    $ 2,288    $ 6,646
                                                 ======    ======    =======    =======    =======
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